As filed with the Securities and Exchange Commission on May 28, 2003

                       Registration No. 333-105315

                 U.S. SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549

                                FORM N-14

         REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                [X]  Pre-Effective Amendment No. __1__
                [ ]  Post Effective Amendment No. ____

                    (Check appropriate Box or Boxes)

                            W&R Funds, Inc.*
          (Exact Name of Registrant as Specified in Charter)

                            6300 Lamar Avenue
                            P.O. Box 29217
                  Shawnee Mission, Kansas  66201-9217
               (Address of Principal Executive Offices)

                             (913) 236-2000
                   (Area Code and Telephone Number)

                           Kristen A. Richards
                            P. O. Box 29217
                  Shawnee Mission, Kansas 66201-9217
                (Name and address of Agent for Service)

                               Copies to:

                          Clifford J. Alexander
                      Kirkpatrick & Lockhart LLP
                    1800 Massachusetts Avenue, N.W.
                        Washington, D.C. 20036

Approximate Date of Proposed Public Offering:  As soon as practicable after the Registration Statement becomes effective under the Securities
Act of 1933.

Title of Securities Being Registered: Shares of Common Stock, $.01 par
value

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this
Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration
Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

An indefinite amount of the Registrant's securities has been registered under the Securities Act of 1933 pursuant to Rule 24f-2 under the
Investment Company Act of 1940. In reliance upon such Rule, no filing fee is being paid at this time.

*On behalf of the W&R Money Market Fund.

_______________________________________________________________________

This Pre-Effective Amendment No. 1 to the Registrant's Registration
Statement on Form N-14, which was filed with the Securities and Exchange
Commission on May 16, 2003, incorporates by reference the information contained in Parts A, B, and C of such Registration Statement.
_______________________________________________________________________

                                 SIGNATURES

    As required by the Securities Act of 1933, this registration statement has been signed on behalf of the Registrant, in the city of
Overland Park, and the state of Kansas on the 28th day of May, 2003.

                            W&R FUNDS, INC.
                            By: /s/ Henry J. Hermann*
                                ---------------------------
                                Henry J. Hermann, President

    As required by the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

     Signatures               Title
     ----------               -----

/s/Keith A. Tucker*      Chairman of the Board         May 28, 2003
----------------------                                 ------------------
Keith A. Tucker

/s/Henry J. Herrmann*    President and Trustee         May 28, 2003
----------------------                                 ------------------
Henry J. Herrmann

/s/Theodore W. Howard*   Vice President, Treasurer,    May 28, 2003
----------------------   Principal Financial Officer   ------------------
Theodore W. Howard       and Principal Accounting
                         Officer

/s/James M. Concannon*   Director                      May 28, 2003
-------------------                                    ------------------
James M. Concannon

/s/John A. Dillingham*   Director                      May 28, 2003
-------------------                                    ------------------
John A. Dillingham

/s/David P. Gardner*     Director                      May 28, 2003
-------------------                                    ------------------
David P. Gardner

/s/Linda K. Graves*      Director                      May 28, 2003
-------------------                                    ------------------
Linda K. Graves

/s/Joseph Harroz, Jr.*   Director                      May 28, 2003
-------------------                                    ------------------
Joseph Harroz, Jr.

/s/John F. Hayes*        Director                      May 28, 2003
-------------------                                    ------------------
John F. Hayes

/s/Robert L. Hechler*    Director                      May 28, 2003
----------------------                                 ------------------
Robert L. Hechler

/s/Glendon E. Johnson*   Director                      May 28, 2003
-------------------                                    ------------------
Glendon E. Johnson

/s/Frank J. Ross, Jr.*   Director                      May 28, 2003
-------------------                                    ------------------
Frank J. Ross, Jr.

/s/Eleanor B. Schwartz*  Director                      May 28, 2003
-------------------                                    ------------------
Eleanor B. Schwartz

/s/Frederick Vogel III*  Director                      May 28, 2003
-------------------                                    ------------------
Frederick Vogel III

*By/s/Kristen A. Richards
------------------------
  Kristen A. Richards
  Attorney-in-Fact

ATTEST:/s/Daniel C. Schulte
---------------------------
  Daniel C. Schulte
  Assistant Secretary